News Release

Weatherford Resolves Investigations With U.S. Government
GENEVA, Switzerland, November 26, 2013 – PRNewswire/ – Weatherford International Ltd. (NYSE / Euronext Paris / SIX: WFT) today resolved previously disclosed investigations by the U.S. Department of Justice (DOJ), the U.S. Securities and Exchange Commission (SEC), and the U.S. Departments of Treasury and Commerce. Weatherford will pay a total of $253 million to resolve these cases, a sum which had been previously accrued and announced in the Company's securities filings.  All of the terms of the resolution are subject to judicial approval.

"This matter is now behind us. We move forward fully committed to a sustainable culture of compliance," said Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer of Weatherford. "With the internal policies and controls currently in place, we maintain a best-in-class compliance program and uphold the highest of ethical standards as we provide the industry's leading products and services to our customers worldwide."

About Weatherford

Weatherford is one of the largest multinational oilfield service companies. Weatherford's product and service portfolio spans the lifecycle of the well, and includes drilling and formation evaluation, well construction, completion and production. The Company provides innovative solutions, technology and services to the oil and gas industry, and operates in over 100 countries employing more than 65,000 people worldwide.

# # #

Contact:                                        Krishna Shivram                                                                                                              +1.713. 836.4610
Chief Financial Officer

Karen David-Green                                                                                               +1.713.836.7430
Vice President – Investor Relations

Wuen Fung Hor
Director – Corporate Marketing and Communications     +1.713.836.6303